EXHIBIT 5

OPINION OF SUSAN E. PENDERY

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Manugistics
leveraged intelligence
9715 Key West Avenue
Rockville, MD 20850-3915
tel. (301) 255 5000
fax (301) 5370
www.manugistics.com

September 15, 2003

Board of Directors
Manugistics Group, Inc.
9715 Key West Avenue
Rockville, Maryland 20850

Gentlemen:

On July 29, 2003, the stockholders of Manugistics Group, Inc., a Delaware corporation (the “Company”), approved an amendment to the Company’s Amended and Restated 1998 Stock Option Agreement (the “Plan”) authorizing the issuance of up to 2,000,000 shares of restricted stock (the “Restricted Shares”) from shares of the Company’s common stock, $0.002 par value (the “Common Stock”), out of shares of Common Stock previously authorized for issuance under the Plan. You have requested my opinion in connection with the filing by the Company of Post Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-68324) (the “Registration Statement”) with the Securities and Exchange Commission amending the Registration Statement with respect to the offering of the Restricted Shares under the Plan. The number of Restricted Shares which may be issued under the Plan is subject to adjustment from time to time as set forth in the Plan.

The Registration Statement incorporates by reference the contents of the Company’s Registration Statements on Form S-8 (File No. 333-32127 and File No. 333-62993) each relating to the registration of additional shares of Common Stock issued or issuable under the Plan.

In connection with this opinion, I have examined the Registration Statement, the Post Effective Amendment No. 1 to the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the Plan and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Restricted Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Susan E. Pendery Susan E. Pendery Deputy General Counsel